Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-131820) on Form N-1A of BTS Tactical Fixed Income VIT Fund, a series of Northern Lights Variable Trust, of our report dated February 18, 2020, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2019 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the headings “Financial Highlights,” "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 20, 2020